Exhibit 99.3
Berry Global, Inc.,
a wholly owned subsidiary of Berry Global Group, Inc.,
OFFER TO EXCHANGE ITS
0.95% First Priority Senior Secured Notes due 2024,
1.57% First Priority Senior Secured Notes due 2026, and
1.65% First Priority Senior Secured Notes due 2027
That have been registered under the Securities Act of 1933, as amended (the “Securities Act”),
FOR AN EQUAL AMOUNT OF ITS OUTSTANDING
0.95% First Priority Senior Secured Notes due 2024,
1.57% First Priority Senior Secured Notes due 2026, and
1.65% First Priority Senior Secured Notes due 2027
That were issued and sold in transactions exempt from registration under the Securities Act
The exchange offers will expire at 5:00 p.m., New York City time, on , 2021, unless we extend the offer. Tenders may be withdrawn at any time prior to the expiration of the exchange offers.
To Securities Dealers, Brokers, Commercial Banks, Trust Companies and Other Nominees:
Berry Global, Inc., a Delaware corporation, or Berry, is offering to exchange an aggregate principal amount of up to $800,000,000 of its new 0.95% First Priority Senior Secured Notes due 2024, an aggregate principal amount of up to $1,525,000,000 of its new 1.57% First Priority Senior Secured Notes due 2026, and an aggregate principal amount of up to $400,000,000 of its new 1.65% First Priority Senior Secured Notes due 2027, collectively referred to as the Exchange Notes, for an equal amount of its outstanding unregistered 0.95% First Priority Senior Secured Notes due 2024, unregistered 1.57% First Priority Senior Secured Notes due 2026, and unregistered 1.65% First Priority Senior Secured Notes due 2027, collectively referred to as the Outstanding Notes, upon the terms and subject to the conditions set forth in the prospectus dated                 , 2021, and in the related letter of transmittal and the instructions thereto.
Enclosed herewith are copies of the following documents:
1.
The prospectus.

2.
The letter of transmittal for your use and for the information of your clients, including a substitute Internal Revenue Service Form W-9 for collection of information relating to backup federal income tax withholding.

3.
A notice of guaranteed delivery to be used to accept the exchange offers with respect to Outstanding Notes in certificated form or Outstanding Notes accepted for clearance through the facilities of The Depository Trust Company, or DTC, if (i) certificates for Outstanding Notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date or (ii) a book-entry transfer cannot be completed on a timely basis.

4.
A form of letter which may be sent to your clients for whose account you hold the Outstanding Notes in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offers.

5.
Return envelopes addressed to U.S. Bank National Association, the exchange agent for the exchange offers.

Please note that the exchange offers will expire at 5:00 p.m., New York City time, on                 , 2021, unless extended. We urge you to contact your clients as promptly as possible.
Berry has not retained any dealer-manager in connection with the exchange offers and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of the Outstanding Notes pursuant to the exchange offers. You will be reimbursed by Berry for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients and for handling or tendering for your clients.
Additional copies of the enclosed materials may be obtained by contacting the exchange agent as provided in the enclosed letter of transmittal.
Very truly yours,
BERRY GLOBAL, INC.
Enclosures
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF BERRY OR THE EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFERS OTHER THAN THOSE STATEMENTS CONTAINED IN THE DOCUMENTS ENCLOSED HEREWITH.
The exchange offers are not being made to, and the tender of Outstanding Notes will not be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the exchange offers would not be in compliance with the laws of such jurisdiction.